Filed Pursuant to Rule 433

Registration No. 333-228364-18

*Pricing* $1.8bn Santander Drive Auto Receivables Trust 2021-4

Issuer: Santander Consumer USA

Lead Managers: Citi(str.), JPM, and SIS

DE&I Co-managers: AmeriVet Securities, Great Pacific Securities, Mischler Financial Group

Anticipated Capital Structure:

CL	OFF. AMT	WAL	F/M	L.FNL	BENCH	SPRD	YLD%	CPN	PX

A-1	$222.40	0.13	F1+/P-1	11/15/2022	Intl.	7	0.16802	0.16802	100.00000
A-2	$543.10	0.64	AAA/Aaa	08/15/2024	EDSF	20	0.380	0.37	99.99378
A-3	$292.37	1.43	AAA/Aaa	08/15/2025	EDSF	15	0.517	0.51	99.99081
B	$288.61	2.10	AA/Aaa	06/15/2026	IntS	30	0.887	0.88	99.98887
C	$243.48	2.80	A/Aa2	02/16/2027	IntS	47	1.271	1.26	99.97902
D	$241.38	3.58	BBB/Baa2	10/15/2027	IntS	70	1.685	1.67	99.96835
E	$131.18	3.97	NR/B2	<<NOT OFFERED>>

– Deal Summary –

Deal Size: $1.8bn

Settle: 10/27/2021

Offering Format: SEC-registered

First Pay Date: 11/15/2021

ERISA: Yes

Exp. Ratings: Fitch / Moody’s

Min Denoms: $1k x $1k

BBG Ticker: SDART 2021-4

B&D: Citi

– Available Information –

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name: xsdar2104 Password: A7VA

* Link: https://dealroadshow.com Passcode: SDART214

Class CUSIP

A-1 80285VAA7

A-2 80285VAB5

A-3 80285VAC3

B 80285VAD1

C 80285VAE9

D 80285VAF6

E 80825VAG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.